Exhibit 10.9

First Amendment to

Stericycle, Inc. Directors Stock Option Plan

(as amended and restated effective February 6, 2001)

The Stericycle, Inc. Directors Stock Option Plan, as amended and restated effective February 6, 2001 (the "Plan") is amended as follows pursuant to the authority of the Board of Directors under Paragraph 8.2 of the Plan:

1. Paragraphs 6.2 and 6.3. Paragraphs 6.2 and 6.3 of the Plan are amended to read as follows:

6.2 Term. Each Option granted prior to January 1, 2000 shall have a six-year term expiring on the sixth anniversary of the date that it was granted (its "Expiration Date"), and each Option granted after December 31, 1999 shall have a 10-year term expiring on the tenth anniversary of the date that it was granted (its "Expiration Date"), subject to early expiration as provided in Paragraph 6.3.

An Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested. Each Option granted prior to April 1, 1998 shall become vested in 16 consecutive equal quarterly installments beginning on the first day of the first January, April, July or October following the date on which it was granted. Each Option granted after March 31, 1998 shall become vested in 12 consecutive equal monthly installments, beginning on the first day of the first month following the month in which it was granted, or in accordance with any other vesting schedule approved by the Board (either generally or in the particular instance).

An Option shall become fully vested if the holder of the Option ceases to serve as an Outside Director by reason of the holder's death. An Option shall not continue to vest if the holder of the Option ceases to serve as an Outside Director for any other reason. Each outstanding Option held by an incumbent Outside Director shall become fully vested upon a Change in Control. In addition, the Board, in its discretion, at any time may accelerate the vesting of all outstanding Options held by incumbent Outside Directors under any related or other circumstances.

6.3 Early Expiration. If the holder of an Option ceases to serve as an Outside Director for any reason other than the holder's death, any unvested portion of the Option shall expire on the date that he or she ceases to serve as an Outside Director. The vested portion of an Option held by an Outside Director who ceases to serve as an Outside Director shall expire or remain exercisable as follows:

(a) If the holder ceases to serve as an Outside Director by reason of his or her death or disability, the vested portion shall remain exercisable for the term of the Option and expire on the Expiration Date.

(b) If the holder ceases to serve as an Outside Director for any reason other than his or her death or disability or his or her removal from office, the vested portion shall remain exercisable for the term of the Option and expire on the Expiration Date unless the Board, taking into account the circumstances in which the holder ceases to serve as an Outside Director, considers an earlier expiration date appropriate (but in no event shall the expiration date be earlier than 30 days after the date that the holder ceases to serve as an Outside Director).

(c) If the holder ceases to serve as an Outside Director by reason of his or her removal from office, the vested portion shall remain exercisable for 30 days after the date that the holder ceases to serve as an Outside Director.

2. Effective Date. This Amendment shall be effective as of December 1, 2001.